UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

Current Report Filed Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report
(Date of earliest event reported): November 12, 2009

Repros Therapeutics Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-15281	76-0233274
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)
2408 Timberloch Place, Suite B-7 The Woodlands, Texas 77380 (Address of principal executive offices and zip code)
(281) 719-3400 (Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐           Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐           Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐           Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐           Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 12, 2009, Repros Therapeutics Inc.’s (the “Company”) board of directors (the “Board”) appointed Dr. Jaye Thompson to the Board and to serve as a member of the Board’s Audit Committee.  In connection with such appointment, Dr. Thompson was granted an option to purchase 40,000 shares of the Company’s common stock pursuant to its 2000 Non-Employee Directors’ Stock Option Plan, as amended.  Additionally, Dr. Thompson and the Company entered into the Company’s standard indemnification agreement for directors, the form of which is attached as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on May 20, 2009.

On November 12, 2009, Mark Lappe resigned his position as a member of the Company’s board of directors and chairperson of the board of directors.  Mr. Lappe’s resignation was not a result of any disagreements relating to the Company’s operations, policies or practices.  Nola E. Masterson, a member of the Company’s board of directors since 2004, has been appointed as chairperson of the Company’s board of directors.

A copy of the Company’s press release announcing the appointment of Dr. Thompson and resignation of Mr. Lappe is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

On November 16, 2009, the Board elected Joseph S. Podolski as President of the Company.  Mr. Podolski, 62, has served as Chief Executive Officer and as a director of the Company since 1992.  Mr. Podolski also served as President of the Company from 1992 through February 2009.  He joined the Company in 1989 as Vice President of Operations.

Item 9.01  Financial Statements and Exhibits.

(d)  Exhibits.

Exhibit
Number	Description

99.1	Press Release dated November 12, 2009

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Repros Therapeutics Inc.

Date: November 16, 2009	By:	/s/ Joseph S. Podolski
Joseph S. Podolski
Chief Executive Officer

EXHIBIT INDEX

Exhibit
Number	Description

99.1	Press Release dated November 12, 2009